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                                                                     EXHIBIT 11

COMPUTATION OF NET EARNINGS AND SHARES
USED IN ARRIVING AT NET EARNINGS PER SHARE
THREE AND SIX MONTHS ENDED DECEMBER 31, 1995

                                       Primary and Fully Diluted
                                       -------------------------

                                          Three Months Ended       Six Months Ended
                                           December 31, 1995       December 31, 1995
                                           -----------------       -----------------
Earnings:
--------

Net earnings                                  $   983,453              1,903,674

Less: Dividends on preferred stock                     --                     --
                                              -----------              ---------

Net earnings applicable to common stock       $   983,453              1,903,674
                                              -----------              ---------

Computation of weighted number of
  shares outstanding:
---------------------------------------

Shares outstanding on a diluted basis           5,453,633              5,453,633
                                              ===========              =========
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